CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SP PLUS CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

SP Plus Corporation, a Delaware corporation (the “Corporation”) does hereby certify as follows:

1.
This Certificate of Amendment amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

2.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment hereby amends the provision of the Corporation’s Certificate of Incorporation by deleting “Article VIII” and substituting therefore a new Article VIII to read in its entirety as follows:

“Article VIII

Section 8.01 Limitation of Director and Officer Liability. No director or Officer (as defined below) of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability (i) for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, as the same exists or hereafter may be amended, (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Article VIII shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. If the DGCL is amended hereafter to authorize the further elimination or limitation of liability of directors or Officers, then the liability of a director or Officer, as applicable, shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. All references in this Article VIII to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.”

3.
Except as amended hereby, all other provisions of the Certificate of Incorporation shall remain in full force and effect.

4.
The foregoing amendments were duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 11th day of May, 2023.

SP PLUS CORPORATION

By: /s/ Wenyu Blanchard

Name: Wenyu Blanchard

Title: Chief Legal Officer and Secretary

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